Exhibit 99.2

News Release
THE BEARD COMPANY
Harvey Parkway
301 N.W. 63rd Street, Suite 400
Oklahoma City, Oklahoma 73116
For Immediate Release

THE BEARD COMPANY

ENTERS INTO AGREEMENT TO SELL

ITS REMAINING INTEREST

IN THE McELMO DOME CARBON DIOXIDE UNIT

OKLAHOMA CITY, Oklahoma -- April 17, 2009 -- The Beard Company (OTCBB: BRCO) today announced that it has entered into a binding agreement to sell its remaining interest in the McElmo Dome CO2 Unit in southwest Colorado on April 14, 2009 for a total consideration of $5,200,000.

Herb Mee, Jr., President of The Beard Company, reported that the Company sold its remaining ownership in the 240,000-acre McElmo Dome CO2 gas Unit in Dolores and Montezuma Counties, Colorado for $5,200,000. A down payment of $1,300,000 was received from the purchaser on April 14 when the agreement was executed. Prior to the sale, we owned approximately a 0.34979234% working interest (0.2942287% net revenue interest) and an overriding royalty interest equivalent to approximately a 0.0598188% net revenue interest, giving us a total of approximately a 0.3540485% net revenue interest in the Unit. The sale will close no later than May 8, 2009, at which point the balance of the consideration will be paid.

“The sale of McElmo is another major step in the turnaround already underway at the Company. It will generate a gain or more than $4,900,000, giving us a positive net worth for the first time in more than seven years. We will furnish details of the use of proceeds following the closing of the sale.”

“More importantly, the sale will enable us to continue with our turnaround plan where from now on we will be shifting our focus to Coal, Oil & Gas and minerals exploration and development where we feel we have much greater upside potential,” Mee noted.

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About The Beard Company

The Beard Company creates, acquires, and/or invests in businesses that management believes have high growth and/or above-average profit potential and can enhance shareholder value. The Company will from now on be involved in oil and gas activities; coal reclamation activities; e-commerce activities conducted through its starpay™ subsidiary; and minerals exploration and development through its Geohedral investment.

The Company is headquartered in Oklahoma City and its common stock trades on the OTC Bulletin Board under the symbol “BRCO”.

Forward-Looking Statements

This document may include statements that constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect”, “anticipate”, or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s lack of profitability in recent years; the ability to service outstanding debt and secure capital to fund operations; the ability to negotiate and execute contracts in connection with the Company’s coal reclamation activities; the outcome of a lawsuit against Visa; future trends in commodities prices; financial, geological or mechanical difficulties affecting Geohedral’s planned geological work programs; uncertainties surrounding estimates of mineralized material; and other risks detailed in Beard’s filings with the U.S. Securities and Exchange Commission. By making these forward-looking statements, Beard undertakes no obligation to update these statements for revisions or changes in the future.

For Additional Information, Please Contact:

Herb Mee, Jr., President, at (405) 842-2333 or via email at hmee@beardco.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel, at (800) 377-9893 or via email at info@rjfalkner.com

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